Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.
1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963

                   May 7, 2010

Confidential

Ms. Kay M. Hoveland
President and Chief Executive Officer
K-Fed Bancorp
1359 North Grand Avenue
Covina, California 91724

Dear Ms. Hoveland:

This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist K-Fed Bancorp (“K-Fed”) with the business plan (“Business Plan”) to be submitted to regulators in conjunction with K-Fed’s second stage stock offering.  The services we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

Under K-Fed’s direction, we will prepare the narrative text to be submitted in support of the Business Plan.  We will compile demographic, economic, or geographic data needed for the Business Plan.  We also will provide the financial projections and other financial information for the Business Plan.  Our preparation of the Business Plan will be based on information K-Fed provides to us regarding K-Fed’s future business.  After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan.  K-Fed will be responsible for final approval of the Business Plan and other information before submission to applicable regulators.

Fees and Expenses

Our professional fee for assisting with the development and submission of the Business Plan will be $38,500, payable in two installments:  (i) $8,500 retainer fee due upon acceptance and execution of this Agreement; (ii) $30,000 due upon filing the Business Plan with the applicable regulators.  If, after submission of the Business Plan, further services are required of Feldman Financial by K-Fed with respect to the Business Plan, Feldman Financial will perform such services for a professional fee to be agreed to by Feldman Financial and K-Fed.  In addition, we will invoice you for actual out-of-pocket expenses for data purchases, copying, express mail, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement.  Out-of-pocket expenses will not exceed $2,500 without K-Fed’s prior approval.

FELDMAN FINANCIAL ADVISORS, INC.

Ms. Kay M. Hoveland
K-Fed Bancorp
May 7, 2010

Termination

K-Fed may terminate this Agreement at any time by providing notice of such termination to Feldman Financial.  The “Termination Date” shall be either:  (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

In the event of termination prior to submission of the Business Plan, K-Fed will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date.  Such charges shall not exceed $30,000.  In addition, K-Fed will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

K-Fed will use its best efforts to assure Feldman Financial that K-Fed will provide such information as Feldman Financial may reasonably request to prepare the Business Plan.  K-Fed acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by K-Fed, and K-Fed further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

K-Fed agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes.  K-Fed will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

Feldman Financial agrees to hold in confidence all information K-Fed provides pursuant to this Agreement, other than information which is or becomes publicly available, unless such disclosure is approved by K-Fed or otherwise required by law.  Similarly, K-Fed agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

Sole Terms of Agreement

This Agreement embodies the sole terms of agreement between K-Fed and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan.  This Agreement can be modified only if such modification is stated in writing and signed by both K-Fed and Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Ms. Kay M. Hoveland
K-Fed Bancorp
May 7, 2010

To indicate your acceptance of the terms in this Agreement, please sign below and return one copy of this letter to me with a check for $8,500, such payment to be credited as the retainer fee.

Sincerely,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

AGREED TO AND ACCEPTED BY:

K-FED BANCORP

Name:	/s/ Kay M. Hoveland

Title:	Pres/CEO

Date:	May 7, 2010